                                                                           newsrelease
CTS CORPORATION  Elkhart, Indiana 46514    (574) 523-3800

January 30, 2008

FOR RELEASE:  Immediately

CTS FINISHES 2007 WITH STRONG FOURTH QUARTER EARNINGS AND CASH FLOW

•	Operating Performance Exceeds Analyst Consensus
•	Free Cash Flow Stronger than Previous Estimates

Elkhart, IN…CTS Corporation (NYSE: CTS) today announced fourth quarter 2007 net earnings of $7.7 million and diluted earnings per share of $0.20, which includes $0.05 per share of restructuring and related costs.  Adjusted diluted earnings per share of $0.25, which excludes the restructuring and related costs, increased 25% over the same period last year and also exceeded analyst consensus of $0.20 per diluted share by $0.05, as a result of improved operating margins and efficiencies.  Sales for the fourth quarter increased to $178.3 million, a 3% increase year-over-year.

The fourth quarter revenue increase from 2006 was driven by an 8% increase in Components and Sensors segment sales as automotive new product demand grew 6% and electronic components sales for infrastructure applications grew 27%. EMS segment sales were essentially flat compared to a strong fourth quarter 2006.

Full-year 2007 revenue of $685.9 million increased 5% over 2006. Components and Sensors segment sales increased 4% year-over-year driven primarily by higher automotive sensor product demand, partially offset by reduced sales of legacy resistor products.  EMS segment sales increased 5% year-over-year due to strong growth in industrial and defense and aerospace markets, partially offset by lower sales in the computer market.

Full-year net earnings in 2007 were $25.4 million, or $0.66 per diluted share, compared to $24.2 million, or $0.63 per diluted share, in the prior year, an increase of 5%. Included in 2007 results was a $0.05 negative per share impact from restructuring and related costs in the fourth quarter, while 2006 included a $0.08 negative per share impact from restructuring and related costs. Full-year earnings per share, adjusted to exclude these items, were $0.71 in both 2006 and 2007. In addition, 2007 was unfavorably impacted by a $0.05 negative per share charge for Moorpark investigation costs.

During 2007, the Company generated an operating cash flow of $48.6 million, up 3% from a strong cash flow in 2006.  Capital expenditures were essentially unchanged, $16.1 million in 2007 and $15.8 million in 2006.  The resulting 2007 free cash flow, which is net cash provided by operations less capital expenditures, was $32.5 million, the highest reported since 1997.

Commenting on fourth quarter results, Vinod M. Khilnani, CTS President and Chief Executive Officer, stated, “We were pleased with our strong earnings and improved operating cash flow generation. We are building positive momentum for the future, not only from our financial performance and strong financial position, but also from initiatives begun in the fourth quarter in the areas of operational realignment and acquisition of piezoceramic components technology and assets for aerospace and defense applications.  In addition, the Tusonix acquisition, just announced last week, is expected to expand our electronic component technology and customer base, adding $15 million of annual sales.”

“The news surrounding the U.S. economy suggests near-term caution.  However, we believe our recent initiatives, combined with new business development efforts, will support healthy top and bottom line growth in 2008,” continued Mr. Khilnani.

The Company currently expects full-year 2008 sales to increase 5% to 8% over 2007 and diluted earnings per share to be in the range of $0.78 to $0.83.  Approximately a $0.03 - $0.05 per share investment to support new growth initiatives, including the launch of sensor and actuator products for diesel and commercial market applications, is included in the 2008 estimate.

SEGMENT INFORMATION
(Dollars in millions)

	Fourth Quarter 2007		Fourth Quarter 2006		Third Quarter 2007
		Segment		Segment		Segment
	Net	Operating	Net	Operating	Net	Operating
	Sales	Earnings	Sales	Earnings	Sales	Earnings

Components & Sensors	$71.1	$8.2	$65.7	$6.4	$68.8	$6.0
Electronics Manufacturing Services (EMS)	107.2	3.9	107.8	2.7	106.0	3.9
Segment Operating Earnings		12.1		9.1		9.9
Expenses not allocated to business segments:
- Restructuring and related charges		(2.6)
Total	$178.3	$9.5	173.5	$9.1	$174.8	$9.9

Components & Sensors: Components and sensors fourth quarter 2007 sales increased by $5.4 million, or 8% from the fourth quarter of 2006, reflecting continued growth in new product demand in automotive markets and increased electronic component sales for infrastructure applications. Segment operating earnings of $8.2 million, or 11.6% of sales, improved $1.8 million over the fourth quarter of 2006 primarily from higher volume. Operating earnings, as a percent of sales, increased to 11.6% in the fourth quarter of 2007 from 9.7% in the same period last year.

Segment sales increased by $2.3 million, or 3% over the third quarter of 2007, primarily from stronger automotive product demand. Segment operating earnings of $8.2 million increased $2.2 million over the third quarter of 2007 from higher volume, increased royalty income and cost control initiatives.

EMS: EMS fourth quarter 2007 sales were essentially flat compared to a strong fourth quarter 2006.  Segment operating earnings of $3.9 million were $1.2 million higher than the fourth quarter of 2006 as a result of improved product mix and operating efficiencies. Operating earnings, as a percent of sales, increased to 3.6% in the fourth quarter of 2007 from 2.6% in the same period last year.

Fourth quarter 2007 EMS sales, compared to the third quarter 2007, were slightly higher by $1.2 million with essentially flat operating earnings.

Conference Call
As previously announced, the Company has scheduled a conference call on Thursday, January 31, 2008 at 11:00 a.m. EST. Those interested in participating may dial 800-288-9626 (612-332-0819, if calling from outside the U.S.). No access code is needed. There will be a replay of the conference call available from 1:00 p.m. EST on Thursday, January 31, 2008, through 11:59 p.m. EST on Thursday, February 7, 2008. The telephone number for the replay is 800-475-6701 (320-365-3844, if calling from outside the U.S.). The access code is 906728. There will also be a live audio webcast of the conference call which can be accessed directly from the Web sites of CTS Corporation (www.ctscorp.com), StreetEvents (www.StreetEvents.com), Netscape (www.netscape.com), Compuserve (www.compuserve.com) and others. AOL subscribers will have access through the Personal Finance section of AOL.

About CTS
CTS is a leading designer and manufacturer of electronic components and sensors and a provider of electronics manufacturing services (EMS) to OEMs in the automotive, computer, communications, medical, defense and aerospace and industrial markets. CTS manufactures products in North America, Europe and Asia. CTS' stock is traded on the NYSE under the ticker symbol "CTS.”  To find out more, visit the CTS Web site at www.ctscorp.com.

Safe Harbor Statement
This press release contains statements that are, or may be deemed to be, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include, but are not limited to, any financial or other guidance, statements that reflect our current expectations concerning future results and events, and any other statements that are not based solely on historical fact.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  These forward-looking statements are made subject to certain risks, uncertainties and other factors, which could cause our actual results, performance or achievements to differ materially from those presented in the forward-looking statements, including, without limitation, potential changes in the economy generally and in respect to the businesses in which CTS operates; rapid technological change in the automotive, communications and computer industries; reliance on key customers; CTS’ ability to protect its intellectual property; pricing pressures and demand for CTS’ products; and risks associated with CTS’ international operations, including trade and tariff barriers, exchange rates and political and geopolitical risks.  For more detailed information on the risks and uncertainties associated with CTS’ business, see the reports CTS files with the SEC, available at http://www.ctscorp.com/investor_relations/investor.htm.  CTS undertakes no obligation to publicly update its forward-looking statements to reflect new information or events or circumstances that arise after the date hereof, including market or industry changes.

Contact:                 Donna L. Belusar, Senior Vice President and Chief Financial Officer, or
Mitchell J. Walorski, Director Planning and Investor Relations
CTS Corporation, 905 West Boulevard North, Elkhart, IN 46514
Telephone (574) 523-3800  FAX (574) 293-6146

CTS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS - UNAUDITED
(In thousands, except per share amounts)

	Three Months Ended				Twelve Months Ended
	December 31,				December 31,
	2007		2006		2007		2006

Net sales	$ 178,274		$ 173,520		$ 685,945		$ 655,614

Costs and expenses:
Cost of goods sold	142,656		143,604		553,253		534,784
Selling, general and administrative expenses	20,097		16,857		82,078		70,913
Research and development expenses	3,619		3,936		15,896		15,873
(Gain)/Loss on sale of assets	(8)		(18)		42		(2,142)	(2)
Restructuring charges	2,401		-		2,401		3,368

Operating earnings	9,509		9,141		32,275		32,818

Other (expenses) income:
Interest expense	(859)		(706)		(3,100)		(3,654)
Other	1,364		687		3,300		1,502
Total other income/(expenses)	505		(19)		200		(2,152)

Earnings before income taxes	10,014		9,122		32,475		30,666

Income tax expense	2,347	(1)	1,471	(3)	7,063	(1)	6,469	(3)

Net earnings	$ 7,667		$ 7,651		$ 25,412		$ 24,197

Net earnings per share:
Basic	$ 0.22		$ 0.21		$ 0.72		$ 0.68

Diluted	$ 0.20	(1)	$ 0.20		$ 0.66	(1)	$ 0.63	(2)

Cash dividends declared per share	$ 0.03		$ 0.03		$ 0.12		$ 0.12

Average common shares outstanding:
Basic	34,869		35,781		35,498		35,826

Diluted	39,220		40,266		39,970		40,228

(1) During the fourth quarter of 2007, CTS increased its full year effective tax rate from 21.00% to 21.75% primarily due to tax law changes in certain jurisdictions.

(2) The 2006 gain on sale of assets includes $0.7 million pre-tax, or $0.6 million after-tax and $0.01 per diluted share, relating to the sale / leaseback of a CTS facility in Albuquerque, New Mexico.

(3) During the fourth quarter of 2006, CTS reduced its full year effective tax rate from 24.1% to 21.1% primarily due to an increase in percentage of profits reported in lower taxed foreign jurisdictions.

CTS Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands of dollars)

	December	December
	31, 2007	31, 2006	(1)
	(Unaudited)

Cash and cash equivalents	$52,868	$38,630
Accounts receivable, net	100,655	106,012
Inventories, net	73,778	60,543
Other current assets	23,539	22,435
Total current assets	250,840	227,620

Property, plant & equipment, net	92,825	96,468
Other assets	200,027	203,745

Total Assets	$543,692	$527,833

Notes payable and current portion
of long-term debt	$1,000	$5,611
Accounts payable	84,217	78,205
Other accrued liabilities	43,702	41,865
Total current liabilities	128,919	125,681

Long-term debt	72,000	60,635
Other obligations	18,526	22,494
Shareholders' equity	324,247	319,023

Total Liabilities and
Shareholders' Equity	$543,692	$527,833

(1) The balance sheet at December 31, 2006 has been derived from the audited financial statements at that date.

CTS CORPORATION AND SUBSIDIARIES
OTHER SUPPLEMENTAL INFORMATION

Adjusted Earnings Per Share

The following table reconciles earnings per share, diluted to adjusted earnings per share, diluted for the Company:

	Three Months Ended	Twelve Months Ended	Twelve Months Ended
	December 31,	December 31,	December 31,
	2007	2007	2006

Earnings per share, diluted	$ 0.20	$ 0.66	$ 0.63
Tax affected charges to reported diluted
earnings per share:
Restructuring and related charges	0.05	0.05	0.08

Adjusted earnings per share, diluted	$ 0.25	$ 0.71	$ 0.71

Adjusted earnings per share, diluted is a non-GAAP financial measure. The most directly comparable GAAP financial measure is earnings per share, diluted. CTS calculates adjusted earnings per share, diluted to exclude the per share impact of restructuring and related charges. We exclude the impact of this item because it is a discrete event which has a significant impact on comparable GAAP financial measures and could distort an evaluation of our normal operating performance. CTS used adjusted earnings per share, diluted measures to evaluate overall performance, establish plans and perform strategic analysis. Using adjusted earnings per share, diluted measures avoids distortion in the evaluation of operating results by eliminating the impact of events which are not related to normal operating performance. Because adjusted earnings per share, diluted measures are based on the exclusion of specific items, they may not be comparable to measures used by other companies which have similar titles. CTS' management compensates for this limitation when performing peer comparisons by evaluating both GAAP and non-GAAP financial measures reported by peer companies. CTS believes that adjusted earnings per share, diluted measures are useful to its management, investors and stakeholders in that they:

- provide a truer measure of CTS' operating performance,
- reflect the results used by management in making decisions about the business, and
- help review and project CTS' performance over time.

We recommend that investors consider both actual and adjusted earnings per share, diluted measures in evaluating the performance of CTS with peer companies.

Segment Operating Earnings

Segment operating earnings is a non-GAAP financial measure outside the context of the FAS No. 131 required reconciliation in the notes to the company's financial statements. The most comparable GAAP term is operating earnings. Segment operating earnings always excludes the effects of charges for restructuring and related or similar expenses when they are incurred by the Company. Segment operating earnings exclude interest expense, and other non-operating income and income taxes according to how a particular segment is measured. CTS' management provides the segment operating earnings measure to provide consistency between segment information in its earnings release and the business segment discussion in the notes to its financial statements.

Free Cash Flow

The following table summarizes free cash flow for the Company:

	Year Ended		Quarter Ended
	December 31,		December 31,
	2007	2006	2007
	(In thousands of dollars)

Net cash provided by operations	$ 48,603	$ 47,185	$ 17,368
Capital expenditures	(16,058)	(15,787)	(6,763)

Free cash flow	$ 32,545	$ 31,398	$ 10,605

Free cash flow is a non-GAAP financial measure which CTS defines as net cash provided by operations less capital expenditures. The most directly comparable GAAP measure is net cash provided by operations. CTS' management uses free cash flow to evaluate financial performance and in strategic planning, specifically, for investing and financing decisions. CTS' management believes free cash flow is a useful measure because it reflects the performance of its overall operations more accurately than net cash provided by operations and because it provides investors with the same results that management used as the basis for making decisions about the business. Free cash flow is not an indicator of residual cash available for discretionary spending, because it does not take into account mandatory debt service or other non-discretionary spending requirements which are not deducted in the calculation of free cash flow. CTS' management takes these limitations into account when using free cash flow to make investing and financing decisions.